REPORT TO INDEPENDENT PUBLIC ACCOUNTANTS


     To Egghead, Inc.:

     We have reviewed the accompanying condensed consolidated balance sheet of Egghead, Inc. (a Washington corporation) and subsidiaries as of September 30, 1995 and the related condensed consolidated statements of operations for the 13-week and 26-week periods ended September 30, 1995 and October 1, 1994, and statements of cash flows for the 26-week period ended September 30, 1995, and October 1, 1994. These financial statements are the responsibility of the Company's management.

     We conducted our review in accordance with standards established by the American Institute of Certified Public Accountants. A review of interim financial information consists principally of apply analytical procedures to financial data and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with generally accepted auditing standards, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

     Based on our review, we are not aware of any material modifications that should be made to the financial statements referred to above for them to be in conformity with generally accepted accounting principles.



                                  ARTHUR ANDERSON, L.L.P.


     Seattle, Washington
     October 27, 1995
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